Exhibit 10.13

AMENDMENT NO. 1

TO GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

SECOND AMENDED AND RESTATED SHARE REPURCHASE PLAN

RECITALS

WHEREAS, the Board of Directors (the “Board”) of Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “Company”), has adopted a Second Amended and Restated Share Repurchase Plan (the “Repurchase Plan”) by which shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), may be repurchased by the Company from stockholders subject to certain conditions and limitations; and

WHEREAS, the Company has determined to amend the Repurchase Plan to limit the number of the Company’s Shares that will be repurchased during any fiscal quarter to an amount equal to the net proceeds that were received from the sale of Shares of the Company’s Common Stock issued pursuant to the Company’s distribution reinvestment plan (the “Distribution Reinvestment Plan”) during the immediately preceding completed fiscal quarter.

NOW, THEREFORE, the Repurchase Plan is amended as follows:

1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Repurchase Plan.

2.    Section 3 of the Repurchase Plan is hereby removed and replaced with the following:

    “3.    Funding and Operations of the Repurchase Plan. The Company may make purchases pursuant to the Repurchase Plan quarterly, at its sole discretion, on a pro rata basis. The Board shall determine whether the Company has sufficient cash available to make repurchases pursuant to the Repurchase Plan in any given quarter. Subject to funds being available, the Company will limit the number of Shares repurchased to five percent (5.0%) of the weighted average number of Shares outstanding during the calendar year prior to the repurchase date; provided however, that Shares subject to a repurchase requested upon the death or qualifying disability (as defined in the Repurchase Plan) of a stockholder will not be subject to this cap. Furthermore, funding for the Repurchase Plan will come exclusively from cumulative proceeds we receive from the sale of Shares pursuant to the Company’s Distribution Reinvestment Plan, and subject to funds being available, the Company will limit the number of Shares repurchased during any fiscal quarter to an amount equal to the net proceeds that were received from the sale of Shares of the Company’s Common Stock issued pursuant to the Company’s Distribution Reinvestment Plan during the immediately preceding completed fiscal quarter; provided however, that Shares subject to a repurchase requested upon the death or qualifying disability of a stockholder will not be subject to this cap.”

3.    The “Deadline for Presentment” portion of Section 4 of the Repurchase Plan is hereby removed and replaced with the following:

“Deadline for Presentment.     All Shares presented and all completed Share Repurchase Request forms must be received by the Repurchase Agent (as defined below) on or before the last day of the second month of each calendar quarter in order to have such Shares eligible for repurchase for that quarter. The Company will repurchase Shares on or about the first day following the end of each calendar quarter.

If the Company cannot purchase all shares presented for repurchase in any calendar quarter, based upon insufficient cash available and/or the limit on the number of Shares it may repurchase during any calendar year or fiscal quarter, it will attempt to honor repurchase requests on a pro rata basis; provided however, that the Company may give priority to repurchase requests where pro rata repurchases would result in a stockholder owning less than $2,500 of Shares, which may be redeemed in full to the extent there is available cash for such repurchases. The Company will treat the unsatisfied portion of the repurchase request as a request for repurchase the following calendar quarter if sufficient funds are available at that time, unless the requesting stockholder withdraws its request for repurchase. Such pending requests generally will be honored on a pro rata basis. The Company will determine whether it has sufficient funds available as soon as practicable after the end of each calendar quarter, but in any event prior to the applicable payment date.”

4.    Continuing Effect. Except as otherwise set forth in this Amendment No. 1 to Second Amended and Restated Share Repurchase Plan, the terms of the Repurchase Plan shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.

5.    Effective Date. This Amendment No. 1 to Second Amended and Restated Share Repurchase Plan shall be effective commencing with respect to share repurchase requests submitted for repurchase during the second quarter 2019.